Exhibit 10.26
All UCITS staff: Upfront RFUs 2025

INVESCO LTD. DEFERRED INCENTIVE PLAN

RESTRICTED FUND UNIT AGREEMENT – UPFRONT
(“RFU Agreement”)
Non-transferable

Effective as of the Grant Date, the subsidiary of Invesco Ltd. (“Company”) that employs you (the "Grantor" or “Employer”) hereby applies your investment elections and allocates units and/or shares (your "Investment Choice(s)") to your account on a notional basis (the “Upfront RFUs”).

Subject to the terms of the Invesco Ltd. Deferred Incentive Plan (the “Plan”), the terms of any Remuneration Policy of Invesco Ltd. or its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”), and this RFU Agreement, your Upfront RFUs are fully vested and non-forfeitable as of the Grant Date. Distribution and payment of the Upfront RFUs is further detailed in the Terms and Conditions of this RFU Agreement.

By accepting this RFU Agreement, you acknowledge that you have received a copy of the Plan, that you have read and understood this RFU Agreement in its entirety, and that you agree to this RFU Agreement in its entirety, the terms of the Plan, and the terms of any Remuneration Policy. This RFU Agreement may be amended only by a written agreement between the Grantor and you. If you fail to accept this RFU Agreement within sixty (60) days of the Grant Date, the Grantor may terminate your Upfront RFUs.

ACCEPTED AND AGREED TO by you as of the Grant Date.

                            Participant:

                            ____________________________________
                            Signature

Continued on the following page

TERMS AND CONDITIONS – Upfront RFUs – UCITS Staff
1.Plan Controls; Restricted Fund Units. In consideration of the Upfront RFUs (the “Upfront RFUs”) granted hereunder, you hereby promise to honor and to be bound by the terms of the Invesco Ltd. Deferred Incentive Plan (the “Plan”) and any Remuneration Policy of Invesco Ltd. or its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”). In addition, you hereby promise to honor and to be bound by the following terms and conditions, together with the Grant Notice, which constitute this RFU Agreement which serves as the agreed basis for your Upfront RFUs. The terms contained in the Plan and the Remuneration Policy are incorporated into and made a part of this RFU Agreement, and this RFU Agreement shall be governed by and construed in accordance with the Plan and Remuneration Policy. In the event of any actual or alleged conflict between the provisions of any of the Plan, the Remuneration Policy, if applicable, and this RFU Agreement, (i) the provisions of the Remuneration Policy, if applicable, shall control and, to the extent of any conflict, be deemed to amend the Plan and this RFU Agreement, and (ii) the provisions of the Plan shall control and, to the extent of any conflict, be deemed to amend this RFU Agreement. The Upfront RFUs, which are denominated in shares of your Investment Choice(s), represent a contractual obligation of the Grantor (as defined in the Grant Notice) to pay an amount in cash equal to the Fair Market Value of the number of shares of your Investment Choice(s) identified in this RFU Agreement pursuant to Section 6 of the Plan and the additional terms and restrictions hereunder and in any applicable Remuneration Policy. Unless the context otherwise requires, and solely for the purposes of these Terms and Conditions, the term:

(a)“Company” means Invesco Ltd., its Affiliates and their respective successors and assigns, as applicable,
(b)“Employer” means the Company or Affiliate that employs you,
(c)“Qualified Retirement” means you are Retirement Eligible and (i) you have provided Retirement Notice as required in Section 6 hereof and (ii) you have executed and not revoked the Vesting Agreement and Full and Final Release in the form provided by the Company (the “Retirement Vesting Agreement”).
(d)“Retirement Eligible” means, unless otherwise required by local law as determined by the Company, your attainment of the earlier of 60 or more years of age and five or more full years of continuous employment with the Company or its Affiliates, or 55 or more years of age and ten full years of continuous employment with the Company or its Affiliates.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.

2.Restrictions. The Upfront RFUs may not be sold, assigned, transferred, pledged or otherwise encumbered.

3.Full Vesting. The Upfront RFUs are vested and nonforfeitable as of the Grant Date, subject to the performance adjustment as set forth in Paragraph 16 hereof.

3.1Payment Date.
(a) The Upfront RFUs shall be settled upon the earliest to occur of the following (i) as of August 31 of the calendar year in which the Grant Date falls, or (ii) as of the date of your Termination of Service due to death or Disability, or (iii) as of August 31 of the calendar year in which the Grant Date falls in the event of your Termination of Service due to Qualified Retirement.
(b)    An amount equal to the Fair Market Value of the fund and/or trust shares of the Investment Choice(s) represented by the Upfront RFUs will be paid in a lump sum in local currency within 60 days following the Payment Date.
4. No Shareholder Rights; Payment in Lieu of Dividends. You shall have none of the rights of a shareholder of any funds with respect to the Upfront RFUs, including voting or dividend rights. If and when any cash dividends or distributions are paid with respect to the shares of your Investment Choice(s) represented by the Upfront RFUs while the Upfront RFUs are outstanding, your Investment Funds Account will be credited with additional Upfront RFUs relating to the same Investment Choice(s) as the shares on which such dividends or distributions are paid, and such additional Upfront RFUs shall be subject to the same Terms and Conditions, including vesting and distribution requirements, as are applicable to the underlying Upfront RFUs.
5. Notice Period Requirement. During your employment with the Employer, you shall be required to give to the Employer advance written notice of your intent to terminate your employment relationship as reflected in your Employment Agreement (the “Employment Notice Period”). Your employment with the Employer shall not terminate until the expiration of the Employment Notice Period, provided, however, the Employer shall have the right, in its sole discretion, to waive this notice requirement and terminate your employment prior to the end of the Employment Notice Period, unless prohibited by local law. You are prohibited from working in any capacity for yourself or any other business during the Employment Notice Period without the prior written consent of the Company. Additionally, notwithstanding anything in the foregoing to the contrary, at any time during your employment relationship, the Employer may immediately terminate the employment relationship for Cause. The date on which your employment terminates, regardless of the reason for the separation of employment, including all voluntary and involuntary reasons, shall be your “Termination of Service” for purposes of this Award Agreement.

6. Qualified Retirement Notice Requirement. If you satisfy the requirements for being Retirement Eligible and wish to retire from the Company pursuant to a Qualified Retirement, you must (a) give your Employer [NUMBER OF MONTHS] advance written notice of your intent to retire (the “Retirement Notice Period”) and (b) upon your Termination of Service, execute and not revoke the Retirement Vesting Agreement in the form provided by the Company. Notice of Qualified Retirement must be given via electronic mail to your immediate manager with a copy to Human Resources. Among other provisions, the Retirement Vesting Agreement will contain a release of all claims relating to your employment against your Employer and, for those with a Retirement Notice Period of greater than 6 months, a covenant to not compete with the Company for a period of one year after Termination of Service.
7. Employment Matters. You agree that this RFU Agreement is entered into and is reasonably necessary to protect the Company’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of the Company. You also agree that, in consideration of the Award, confidential information, trade secrets and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 7, and you further agree and acknowledge that the restrictions set forth in this Section 7 are reasonably necessary to protect the confidential and trade secret information provided to you.
    7.1 Nondisclosure. You agree that, at all times during your employment with the Employer and thereafter, whether during or following the period when the Upfront RFUss are subject to vesting restrictions (the “Restriction Period”), you shall not directly or through others use for yourself or any other business or disclose to any person any Confidential Information (as defined below) without the prior written consent of the Company, except as necessary to perform your job duties for the Employer. However, if, and only if, applicable law requires a time limit to be placed on obligations concerning the post-employment use of Confidential Information in order for that obligation to be enforceable, as determined by the Company in its sole discretion, then this Agreement’s restriction on your use of Confidential Information that is not a trade secret will expire two (2) years following the date of your Termination of Service. This time limit will not apply to (a) Confidential Information that qualifies as a trade secret, or (b) information of third-parties provided to the Company or its Affiliates. The Company’s and its Affiliates’ trade secrets will remain protected for as long as they qualify as trade secrets under applicable law. Information provided to the Company or its Affiliates by third-parties will remain protected for as long as allowed under the laws and/or separate agreements that make it confidential. Nothing in the foregoing shall be construed to permit you to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after the date of your Termination of Service. All Confidential Information in your possession upon your termination of employment must be returned to the Company on or immediately after date of your Termination of Service.
“Confidential Information” means all non-public information (whether a trade secret or not and whether proprietary or not) relating to the Company’s or its Affiliates’ business and its and their customers that the Company and/or its Affiliates either treats as confidential or is of value to the Company or is important to the Company’s business and operations, including but not limited to the following specific items: trade secrets; actual or prospective customer lists; preferences and contract terms; marketing strategies; non-public sales information, including actual and prospective pricing; products in development and details surrounding such products; research and development; information systems and software; business plans and projections; non-public financial or cost data; compensation and personnel information of other Company and its Affiliates’ employees; and any other non-public business information regarding the Company and its Affiliates.
    7.2 Nonrecruitment; Nonsolicitation. Subject to the jurisdiction-specific modifications in Addendum 1 (incorporated herein by reference) applicable to you, if any, you agree that during your employment with your Employer and for six (6) months following the date of your Termination of Service (the “Covenant Period”), not to directly or through others, individually or in concert with any other person or entity (i) solicit or attempt to solicit any employee of the Company or any of its Affiliates with whom you had work-related contact or obtained Confidential Information about during the Look Back Period (a “Relevant Employee”) to leave the employ of the Company or the respective Affiliate or otherwise lessen that party’s affiliation with the Company or the respective Affiliate, or (ii) solicit or attempt to solicit any then-current, and to the extent permitted by applicable law any prospective, client or customer of the Company or any of its Affiliates with whom you had work-related contact or obtained Confidential Information about during the Look Back Period (a “Covered Customer”) for purposes of offering, providing or selling investment management products or services offered by the Company or any of its Affiliates as of the date of your Termination of Service that were offered, provided and/or sold by you on the Company’s behalf or for which you provided management services or operational support. “Look Back Period” means (a) the last two (2) years of your employment with the Employer or such shorter time as you were employed by the Employer, or if that time period is determined by a court of competent jurisdiction not to be enforceable, then (b) the last one (1) year of your employment with the Employer. “Solicit” and related terms such as “soliciting” or engaging in “solicitation” means to engage in contact, acts, or communication, whether directly engaged in by you in person or indirectly engaged in through the use or control of others, that cause or induce, attempt to cause or induce, or can be reasonably expected to cause or induce a party to engage in a particular action or conduct, regardless of who first initiates the contact or communication, or whether or not the communication at issue is in response to a request for information or not.
    7.3 Enforceability of Covenants. You acknowledge that the Company and its Affiliates have a current and future expectation of business from the current and proposed customers of the Company and its Affiliates. The parties agree that if any portion of the foregoing covenants in Section 7.2 is deemed to be unenforceable because any of the restrictions contained in this Award Agreement are deemed too broad (in scope, time, or geographic area), the court shall modify the covenant(s) in a manner that will enable the enforcement of the covenant(s) to the maximum extent possible under applicable law. If any section or subsection of this Agreement is construed to be invalid or unenforceable under applicable law, then all other portion(s) of the Agreement shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions.
You agree that any breach of the covenants in Section 7.2 may result in irreparable damage and injury to the Company and its Affiliates and that the Company and its Affiliates may be entitled to injunctive relief. Nothing herein shall be construed as a waiver of any right the Company or its Affiliates may have or hereafter acquire to pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from you.
You also agree that the Company and its Affiliates shall be entitled to have you pay all costs and attorneys’ fees incurred by the Company and its Affiliates in enforcing the restrictive covenants in Sections 7.1 and 7.2 of this Agreement. However, if you reside in and are subject to the law of a state that would convert this recovery of attorneys’ fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys’ fees and costs provision shall not apply and each party will bear their own attorneys’ fees and costs.
    7.4    Geographic Limitation. The nonsolicitation restrictions in Section 7.2 are reasonably limited by geography to those locations where the Covered Customers and Covered Employees referred to are located and available for solicitation; but, if a court determines this is not sufficient for enforcement, then Section 7.2 shall be limited to the Territory. The “Territory” shall depend upon your position with the Employer: (i) if, during all or part of the Look Back Period, you are in a position where your responsibilities are not geographically limited to an assigned location or territory and you are provided with Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, corporate positions, such as management positions, marketing, product development, and operations employees), then “Territory” means the country in which you work; (ii) if you are assigned to a specific territory or region (or other geographic designation) during the Look Back Period, then “Territory” means that assigned specific territory or region; or (iii) in the event that (i) and (ii) do not apply, then the “Territory” is the state(s) or province(s) where you performed services in or on behalf of the Company or its Affiliates during the Look Back Period.
    7.5    Time Extension. The post-employment period of time during which you are prohibited from engaging in certain practices pursuant to Section 7.2 shall be extended by one day for each day of your failure either to comply with said provisions or to take prompt corrective action to make the Company or its Affiliates whole for any breach, up to a maximum extension equal to the original post-employment restricted period.
8. Relationship to Other Agreements. Subject to the limitations set forth below, in the event of any actual or alleged conflict between the provisions of this RFU Agreement and (i) any other agreement regarding your employment with the Grantor (“Employment Agreement”), or (ii) any prior agreement or certificate governing any equity or fund award (the documents described in clauses (i) and (ii) hereof being collectively referred to as the “Other Agreements”), the provisions of this RFU Agreement shall control and, to the extent of any conflict, be deemed to amend such Other Agreement. Notwithstanding the foregoing, in the event that the Notice Period referred to in Paragraph 5 or the Nondisclosure Period or Covenant Period referred to in Section 7 of this RFU Agreement is shorter in duration than that provided in an Employment Agreement, the Notice Period, Nondisclosure Period or Covenant Period (as applicable) set forth in the Employment Agreement shall apply.
9. Employee Data Privacy. The Company is located at Midtown Union, 1331 Spring Street, N.W., Suite 2500, Atlanta, Georgia 30309, and grants Upfront RFUs under the Plan to employees of the Company and its Affiliates in its sole discretion. You should review the following information about the Company’s data processing practices.
a.Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, and uses certain personally-identifiable information about you; specifically, including your name, home address, email address and telephone number, date of birth, social insurance / passport number or other identification number (e.g. resident registration number), salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Upfront RFUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from your or the Employer (“Personal Information”). In granting the Upfront RFUs under the Plan, the Company collects your personal data for purposes of implementing, administering and managing the Plan. The Company’s legal basis for collecting, processing and using your Personal Information will be the Company’s necessity to execute its contractual obligations under this Agreement and to comply with its legal obligations. Your refusal to provide Personal Information may affect your ability to participate in the Plan. As such, by participating in the Plan, you voluntarily acknowledge the collection, processing and use, of your Personal Information as described herein.

b.Plan Service Provider. The Company transfers participant data to EWM Global or such other incentive plan administrator selected by the Company from time to time, the “Plan Service Provider”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Plan Service Provider and share your Personal Information with another company that serves in a similar manner. The Plan Service Provider will open an account for you to receive and trade Shares acquired under the Plan. You will be asked to agree on separate terms and data processing practices with the Plan Service Provider, which is a condition to your ability to participate in the Plan.

c.International Data Transfers. The Company and the Plan Service Provider are based in the United States. The Company can only meet its contractual obligations to you if your Personal Information is transferred to the United States. The Company’s legal basis for the transfer of your Personal Information to the United States is to satisfy its contractual obligations under the terms of this Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

d.Data Retention. The Company will use your Personal Information only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your Personal Information, the Company will remove it from its systems. If the Company keeps your Personal Information longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

e.Data Subjects Rights. You may have a number of rights under data privacy laws in your country of residence (and country of employment, if different). For example, your rights may include the right to (i) request access or copies of personal data the Company processes pursuant to this Agreement, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) request restrictions on processing, (v) lodge complaints with competent authorities in your country of residence (and country of employment, if different), and/or (vi) request a list with the names and addresses of any potential recipients of your Personal Information. To receive clarification regarding your rights, you should contact your local human resources department or the Company’s privacy team at Invesco Global Privacy Team, 1331 Spring Street, Atlanta, GA 30309 with a copy to: Invesco Corporate Legal, 1331 Spring Street, Atlanta, GA 30309.

10. Income Taxes and Social Insurance Contribution Withholding. Regardless of any action the Grantor takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Grantor (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Upfront RFUs, including the grant of the Upfront RFUs, the vesting of the Upfront RFUs, the settlement of the Upfront RFUs and the receipt of any dividends and dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Upfront RFUs to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Grantor may be required to withhold or account for Tax-Related Items in more than one country.
If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Grantor may withhold a portion of the amount otherwise payable to you pursuant to the Upfront RFUs to pay the Tax-Related Items required to be withheld with respect to the Upfront RFUs. Alternatively (or in combination), the Grantor may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your regular salary or other amounts payable to you or may require you to submit payment equivalent to the Tax-Related Items required to be withheld with respect to the Upfront RFUs by means of certified check, cashier’s check or wire transfer. By accepting the Upfront RFUs, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the Upfront RFUs shall be your sole responsibility.
To the extent the Grantor pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Grantor shall be entitled to recover such Advanced Tax Payments from you in any and all manner that the Grantor determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Grantor (including regular salary/wages, bonuses, incentive payments and shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Grantor or Invesco for your benefit).
11. Code Section 409A. The Upfront RFUs issued under this Agreement are not intended to constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, and the Plan and this RFU Agreement shall be interpreted, administered and deemed amended, if applicable, in a manner consistent with that intention. Notwithstanding the foregoing, if you are subject to U.S. federal income tax on any amounts payable hereunder and if any such amounts, including amounts payable pursuant to Paragraph 5 of this RFU Agreement, constitute nonqualified deferred compensation under Section 409A of the Code, those amounts shall be paid in accordance with the requirements of Section 409A of the Code and shall be subject to the provisions of Section 9 of the Plan.

12. Notice. Notices and communications under this RFU Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Grantor must be addressed to the Grantor’s registered address or any address designated by the Grantor in a written notice to you. Notices to Invesco must be addressed to Invesco Ltd., Sr. Manager, Executive Compensation, 1331 Spring Street. NW, Atlanta, Georgia 30309, U.S.A., or to any other address designated by Invesco in a written notice to you. Notices to you will be directed to your address then currently on file with the Grantor, or to any other address given by you in a written notice to the Grantor.

13. Compliance with Laws. As a condition to the grant of these Upfront RFUs, you agree to repatriate all amounts attributable to the Upfront RFUs in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different), to the extent applicable. In addition, you also agree to take any and all actions, and consent to any and all actions taken by Invesco and its Affiliates as may be required to allow Invesco and its Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

14. Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Grantor, in its sole discretion, at any time as provided under the Plan. The grant of the Upfront RFUs under the Plan is a one-time benefit and does not create any contractual or other right to receive Upfront RFUs or other awards or benefits in lieu of Upfront RFUs in the future. Future awards, if any, will be at the sole discretion of the Grantor, including, but not limited to, the form and timing of an award, the amounts granted thereunder and the vesting provisions.

15. Termination Indemnities. The value of the Upfront RFUs is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Upfront RFUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to which you may be otherwise entitled.

16.    Performance Adjustment – Malus and Claw Back. Notwithstanding any other provision of this RFU Agreement or the Plan, prior to the Payment Date the Committee may determine, in good faith, whether any of the following circumstances have occurred during the time period between the Grant Date and the Payment Date:
(a) the financial performance of Invesco as a whole or the Grantor has suffered a significant downturn or deterioration; or
(b) the investment performance of the Grantor has suffered a significant deterioration; or
(c) there is evidence of your fraud or willful misconduct; or
(d) there is a significant failure of risk management in relation to the Grantor or its investment portfolios.
If the Committee determines, in its sole discretion, that your actions were a significant contributing factor towards any of the situations set forth in (a) through (d) above, the Committee, in its sole discretion may reduce or eliminate entirely the number of Upfront RFUs granted hereunder, and you will forfeit all right, title and interest in and to such Upfront RFUs so reduced or eliminated (the “Forfeit Obligation”). You agree that the Grantor shall have the right to enforce the Forfeit Obligation by all legal means available, including without limitation, by withholding other amounts or property owed to you by the Grantor.
17. Compliance with the EU Directive on Undertakings for Collective Investments in Transferable Securities. To the extent the Upfront RFUs are subject by the EU Directive on Undertakings for Collective Investments in Transferable Securities (“UCITS”), the Upfront RFUs shall be administered and settled in accordance with applicable requirements, including the timing and method of distribution.

18. Value of Benefit. The future value of the Upfront RFUs is unknown and cannot be predicted with certainty. Neither the Company, the Grantor nor any Affiliate shall be liable for any foreign exchange rate fluctuation, where applicable, that may affect the value of the Upfront RFUs or of any amounts due to you pursuant to the settlement of the Upfront RFUs.

19. Use of English Language. You acknowledge and agree that it is your express intent that this RFU Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted with respect to the Upfront RFUs be drawn up in English. If you have received this RFU Agreement, the Plan or any other documents related to the Upfront RFUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

20. Addendum to this RFU Agreement. Notwithstanding any provisions in this RFU Agreement to the contrary, the Upfront RFUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an addendum to this RFU Agreement (“Addendum”). Further, if you transfer residency and/or employment to another country as may be reflected in an Addendum to this RFU Agreement, the special terms and conditions for such country will apply to your Upfront RFUs to the extent Invesco determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of this RFU Agreement.

21. Additional Requirements. The Grantor reserves the right to impose other requirements on the Upfront RFUs and your participation in the Plan, to the extent the Grantor determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Upfront RFUs and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22. Severability. The invalidity or unenforceability of any provision of the Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the Plan or these Terms and Conditions.

23. Electronic Delivery. The Grantor may, in its sole discretion, decide to deliver any documents related to the Upfront RFUs by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Grantor or a third party designated by the Grantor. Further, to the extent applicable, all references to signatures and delivery of documents in this RFU Agreement can be satisfied by procedures that the Grantor has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this RFU Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Grantor to provide administrative services related to the Plan.

T&C – UCITS Staff Upfront RFUs with RETIREMENT

2025 Update